SunSource
Sun Distributors




Dear SunSource Limited Partner:

         We are asking you to consider and vote on a proposal to convert the Partnership to corporate form.

         The Conversion Proposal is described in detail in the accompanying Proxy Statement/Prospectus and summarized in the enclosed brochure, which we urge you to read carefully. We have also included a copy of Form 10Q for the quarter ended June 30, 1997, as filed with the Securities and Exchange Commission on August 14, 1997, which provides you the most recent financial results of the Partnership. After you have reviewed the enclosed information, we urge you to vote "FOR" adoption of the Conversion
Proposal by marking, signing and dating the accompanying proxy card and returning it to us in the enclosed postage-paid envelope.

         The Special Meeting of the Limited Partners of SunSource LP will be held at The Warwick, 1701 Locust Street, Philadelphia, Pennsylvania, on September 18, 1997, at 10:00 a.m. local time. To assure that your vote on the Conversion Proposal is counted, please return the enclosed proxy card as soon as practicable. Failure to forward a proxy or vote in person at the special meeting will have the same effect as voting against the Conversion Proposal.

         If you have additional questions or need assistance with the completion and return of your proxy card, please call D.F. King & Co., Inc., the Information Agent for the Conversion, toll free at 1-800-488-8075.

         Thank you for your prompt attention to this important matter.

                                    Very truly yours,



                                    Donald T. Marshall
                                    Chairman and Chief Executive Officer





      One Logan Square, Philadelphia, PA 19103 o Telephone: 215-665-3650 o
                             Facsimile: 215-665-3662

                                     [LOGO]


                                    SUNSOURCE








                         Selected Questions and Answers





              This booklet answers key questions about the proposal
                  to convert the Partnership to corporate form
                               and related matters





                                 August 18, 1997







--------------------------------------------------------------------------------
This booklet is neither an offer to sell nor a solicitation of an offer to buy any securities. Such offer or solicitation may be made only by means of the Proxy Statement/Prospectus. This booklet is accompanied by, should be read in conjunction with, and is qualified by the more detailed information contained in, the Proxy Statement/Prospectus relating to the Conversion.
--------------------------------------------------------------------------------

                               Voting Information



         Meeting Date:              September 25, 1997

         Meeting Location:          The Warwick,
                                    1701 Locust Street
                                    Philadelphia, PA 19103

         Meeting Time:              10:00 a.m.

         Vote Required: Approval of the Conversion will require the affirmative votes of (1) a majority of the outstanding A Interests and B Interests, each class voting separately; and (2) a majority of the outstanding unaffiliated A Interests and unaffiliated B Interests (Interests held by holders not affiliated with the General Partner), each class voting separately.

         How to Vote: You may vote "For" or "Against" the proposal or you may "Abstain" by so indicating on the enclosed Proxy Card, signing and dating it, and returning it in the self-addressed envelope enclosed for that purpose. You must sign the Proxy Card exactly as your name appears on your Proxy Card. Joint owners should both sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. Abstentions and broker non-votes will be treated as present for the purpose of determining a quorum but will have the effect of votes against the Conversion Proposal.

         Please return your Proxy Card as soon as possible, regardless of whether you plan to attend the meeting. You may revoke your proxy at any time prior to the meeting by giving written notice to the Partnership, by submitting a later dated Proxy Card or by voting in person at the meeting.

         If you wish to vote in person, you may do so at the meeting, regardless of whether you have previously granted a proxy. The General Partner urges you to consider the Conversion carefully and to vote FOR the Conversion by returning the enclosed Proxy Card as soon as possible.

         The General Partner urges you to consider the Conversion carefully and to vote FOR the Conversion by returning the enclosed Proxy Card as soon as possible.


--------------------------------------------------------------------------------
                                    Key Terms

   Partnership       SunSource L.P., the existing publicly-owned limited
                     partnership.

   Corporation       SunSource Inc., the new corporation.

   SunSource         The Partnership before the Conversion or the
                     Corporation after the Conversion.

   Conversion        The conversion of the Partnership to corporate form
                     and related transactions as described in the Proxy
                     Statement dated August __, 1997.

   A Interests       Class A limited partnership interests in the Partnership.

   B Interests       Class B limited partnership interests in the Partnership.

--------------------------------------------------------------------------------

                                 SUNSOURCE INC.
                                 SUNSOURCE L.P.
                         Selected Questions and Answers
                              ---------------------

      1. What has been proposed for approval by holders of SunSource limited partnership interests?

         You are being asked to consider and vote on a proposal to convert the Partnership to a publicly-traded corporation. After the Conversion, the business currently conducted by the Partnership will be conducted by the Corporation, with the same operating management as the Partnership.

      2. What is the reason for the proposal?

         The Conversion is being proposed in response to current tax law which will reduce the benefit of being taxed as a partnership for years beginning after December 31, 1997. Existing publicly traded partnership, such as the Partnership, have the option after December 31, 1997 of being taxed as corporations or being taxed as partnerships by electing to be subject to tax at the rate of 3.5% on their gross income. The General Partner does not recommend adoption of this tax election since it will result in a significant erosion of the Partnership's cash flow. Also, there are two bills pending in Congress which would eliminate the December 31, 1997 deadline, but we still believe the Conversion is desirable for the reasons set forth in the Answer to Question 7. See "Certain Federal Income Tax Consequences -- Partnership Status and Taxation of the Partnership."

      3. If the Conversion occurs, what will be exchanged for each of my A Interests?

         Each A Interest will receive 0.38 of an 11.6% Trust Preferred Security plus $1.30 in cash. The Trust Preferred Securities will represent undivided beneficial interests in the assets of SunSource Capital Trust, which will hold 11.6% Junior Subordinated Debentures of the Corporation.

         Since the annual distribution on the Trust Preferred Securities will be $2.90 per share, the 0.38 exchange ratio means that you will receive after the Conversion $1.10 per year per A Interest, the same as the Priority Return you are presently receiving on your A Interest. Distributions will be made monthly as is presently the case.

         The Trust Preferred Securities will have a liquidation preference of $25. Under the exchange ratio, the current A Interest liquidation preference of $10.00 will be exchanged for 0.38 Trust Preferred Securities, with a liquidation preference of $9.50, plus $1.30 in cash at the time of the Conversion.

--------------------------------------------------------------------------------

     Risk factors, conflicts of interest and other important considerations

In evaluating the Conversion, limited partners should take into account the following risk factors and other special considerations which are discussed at greater length in the answer to Question 6 in this booklet and under "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" in the Proxy
Statement:
         o conflicts of interest between the General Partner and the limited partners and between the A Interests and the B Interests.
         o        no independent representation of the limited partners.
         o        a taxable transaction to the A Interests.
         o        no dissenters' rights for nonconsenting limited partners.
         o uncertainty regarding market price for Trust Preferred Securities and Common Stock, including the effect which the possible sale of Common Stock by Lehman Brothers might have on the market price of the Common Stock.
         o terms of Trust Preferred Securities, including the ability of the Corporation to defer payments for up to five years, the subordination of underlying Junior Subordinated Debentures, limited voting rights, and optional redemption after five years.

--------------------------------------------------------------------------------

         The vote of each SunSource limited partner is important. You are urged to mark, date and sign the accompanying Proxy Card and return it in the enclosed postage paid envelope as soon as possible. By returning the Proxy Card promptly, you will save the Partnership additional solicitation expenses.

      4. If the Conversion occurs, what will be exchanged for each of my B Interests?

         Each B Interest will be exchanged for 0.25 share of Common Stock of the Corporation. This is effectively a reverse stock split of one-for-four which is intended to increase the price of a share of Common Stock. It is believed that a higher share price should make the Corporation's stock more attractive to investors and brokers who generally avoid, or are not permitted to purchase, lower-priced stocks.

         Each B Interest is currently allocated its share of Partnership taxable income and receives a cash distribution with which to pay income taxes. Since the Corporation will pay income taxes, no taxable income will be allocated to the holders of Common Stock, thereby eliminating the need for cash distributions to shareholders for income tax payments.

         The Corporation has not yet established a dividend policy for its Common Stock but may in the future decide to do so, subject to, among other things, earnings, financial condition, capital requirements, availability of acquisition candidates, level of indebtedness and contractual restrictions with respect to the payment of dividends.

      5. What do the partners of the General Partner receive in the Conversion?

         The holders of interests in the General Partner will receive 1,000,000 shares of Common Stock in exchange for their General Partner Interests. Thereafter, the management fee of $3,330,000 per year and the General Partner's 1.99% share (approximately $400,000) of the Partnership's distributions will be retained by wholly owned subsidiaries of the Corporation. In addition, certain owners of the General Partner Interests (Lehman Brothers and six senior members of management) have agreed to certain restrictions with respect to voting and sale of shares of Common Stock to be received by them. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders Agreement."

      6. Are there any special factors I should consider in voting on the Conversion?


------------------------------------------------------------------------------------------------------------------------------------
                RISKS TO HOLDERS OF A INTERESTS                                      RISKS TO HOLDERS OF B INTERESTS
     The proposed Conversion necessitates the allocation of                The proposed Conversion necessitates the allocation of
the total value of the Partnership among the holders of the A         the total value of the Partnership among the holders of the B
Interests, the holders of the B Interests and the General             Interests, the holders of the A Interests and the General
Partner. It would be in the General Partner's interest to             Partner. It would be in the General Partner's interest to have
have its partners receive maximum consideration, undertake            its partners receive maximum consideration, undertake the
the least possible responsibilities and assume minimum risk,          least possible responsibilities and assume minimum risk, all
all at the limited partners' expense. Also, it would be in the        at the limited partners' expense. Also, it would be in the
interest of the holders of A Interests to receive the                 interest of the holders of B Interests to receive the maximum
maximum consideration for their A Interests, at the                   consideration for their B Interests, at the expense of the
expense of the General Partner and the holders of the B               General Partner and the holders of the A Interests.
Interests.
                                                                      o  Holders of B Interests were not separately
o  Holders of A Interests were not separately                            represented in establishing the terms of the
   represented in establishing the terms of the                          Conversion.  Such representation might have
   Conversion.  Such representation might have                           caused the terms of the Conversion to be different
   caused the terms of the Conversion to be different                    in some material respects from those described
   in some material respects from those described                        herein.
   herein.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                RISKS TO HOLDERS OF A INTERESTS                                      RISKS TO HOLDERS OF B INTERESTS

o  Unlike A Interests, which are not subject to                       o  If the Conversion is approved, holders of B
   mandatory or optional redemption by the                               Interests will no longer have the right to receive tax
   Partnership, the Junior Subordinated Debentures                       distributions with respect to their allocable share of
   held by the Trust may be redeemed by the                              the Partnership's taxable income since they will no
   Corporation at 100% of the principal amount plus                      longer be taxed with respect to income of the
   accrued and unpaid interest at any time after                         corporation.
   September 30, 2002 or, if certain conditions are
   met, earlier at 101% of the principal amount plus                  o  The Board of Directors has not yet established a
   accrued and unpaid interest upon the occurrence of                    policy regarding the payment of dividends on the
   a Tax Event.   See "DESCRIPTION OF JUNIOR                             Common Stock after the Effective Time of the
   SUBORDINATED DEBENTURES -- Optional                                   Conversion.  The payment of dividends will be at
   Redemption."  This redemption will result in the                      the discretion of the Corporation's Board of
   redemption of the Trust Preferred Securities.                         Directors and will depend, among other things, on
                                                                         earnings, financial condition, capital requirements,
o  Upon the occurrence of a Tax Event, if certain                        availability of acquisition candidates, level of
   conditions are met, the Corporation shall have the                    indebtedness, contractual restrictions with respect
   right under certain circumstances to shorten the                      to the payment of dividends and other factors that
   maturity of the Junior Subordinated Debentures to                     the Corporation's Board of Directors deems
   a date not earlier than September 30, 2002.  See                      relevant.  It should be noted that the Corporation's
   "DESCRIPTION OF TRUST PREFERRED                                       unaudited pro forma balance sheet for the three
   SECURITIES -- Special Event Redemption or                             months ended March 31, 1997 reflects a
   Distribution; Shortening of Stated Maturity."  If                     stockholders' deficit of approximately $7.4 million
   the Corporation exercises such right, there can be                    and a negative net book value per common share of
   no assurance that the shortening of the maturity of                   $1.16.  Counsel has advised the Partnership and the
   the Junior Subordinated Debentures will not have                      Corporation that under Delaware law, dividends or
   an effect on the market price of the Trust Preferred                  distributions on the stock of a Delaware
   Securities or Junior Subordinated Debentures that                     corporation may be declared or paid out of surplus,
   may be distributed in exchange for Trust Preferred                    so that the net assets of the corporation after such
   Securities.                                                           payment shall at least equal the amount of its
                                                                         capital.  However, such a dividend or distribution is
o   The liquidation preference for 0.38 of a Trust Preferred             permissible under such provision only if the
    Security will be $9.50 compared to a liquidation preference          corporation's board of directors concludes that (a)
    for an A Interest of $10.00. However, holders of A Interests         immediately following payment of such dividend
    will also receive a cash payment of $1.30.                           or distribution, the fair market value of the
                                                                         corporation's assets will exceed its liabilities and
                                                                         (b) the payment of such dividend or distribution is
o  If the Conversion is approved, holders of A                           being made out of the corporation's surplus (net
   Interests will no longer have their contractual right                 assets minus capital) and not out of capital in
   under the Partnership Agreement to the Priority                       contravention of Delaware law.  In case there shall
   Return, although they will be entitled to                             be no surplus, dividends may also be paid out of
   distributions on the Trust Preferred Securities                       net profits for the fiscal year and/or the preceding
   in an amount equal to such  fiscal year.                              fiscal year. In evaluating the fairness of the proposed
   Priority Return before dividends, if any, are paid                    Conversion, the Special Committee did not consider the
   on the Common Stock. The Board of Directors of                        pro forma stockholders' deficit and negative book value to
   the Corporation will have discretion to defer                         be a significant negative factor, because the accounting
   payments on the Junior Subordinated Debentures                        measures of stockholders' equity and net book value were
   for up to five years.  If such payments are deferred,                 not viewed by the Special Committee's financial advisor,
   the Trust will be unable to make distributions on                     Smith Barney, as primary determinants of value for ongoing
   the Trust Preferred Securities, and the Corporation                   industrial concerns like the Corporation or the
   will be prohibited from paying dividends on the                       Partnership.
   Common Stock.
                                                                      o  If distributions on the Trust Preferred Securities are
o  Holders of Trust Preferred Securities will be                         in arrears, the Board of Directors will not be able to
   required to accrue original issue discount income                     declare and pay dividends on the Common Stock.
   with respect to any unpaid distributions on the
   Trust Preferred Securities.                                        o  Holders of B Interests have no dissenters' or
                                                                         appraisal rights in the Conversion.  Therefore,
                                                                         holders of B Interests will not be entitled to receive
                                                                         cash payments from SunSource for the fair value of
                                                                         their Interests if they dissent and the Conversion is
                                                                         approved and consummated.

                                                                      o  Prior to the Conversion, there has been no public
                                                                         market for the Common Stock.  The Common

------------------------------------------------------------------------------------------------------------------------------------








------------------------------------------------------------------------------------------------------------------------------------
                RISKS TO HOLDERS OF A INTERESTS                                      RISKS TO HOLDERS OF B INTERESTS

o  The obligations of the Corporation under the Junior                   Stock received by the holders of the B Interests
   Subordinated Debentures will be unsecured                             may trade at prices below the historical trading
   obligations and will be subordinate and junior in                     levels of the B Interests.
   right of payment to senior indebtedness of the
   Corporation and the Operating Partnership and will                 o  If a large number of holders of Common Stock
   be structurally subordinated to all liabilities and                   were to offer their securities for sale immediately
   obligations of the Operating Partnership and the                      after consummation of the Conversion, the market
   Corporation's other subsidiaries. As of March 31,                     could decline.
   1997 (on a pro forma basis, assuming the Merger
   had occurred on such date), the Corporation and                    o  The Corporation has agreed to file a registration
   the Operating Partnership would have had                              statement for the sale of shares of Common Stock
   approximately $105.4 million principal amount of                      by Lehman Brothers and, subject to certain
   senior indebtedness outstanding, and the Operating                    limitations, by management, after the Conversion.
   Partnership and the Corporation's other                               Lehman Brothers and management have agreed to
   subsidiaries would have had approximately $92.4                       cooperate to execute an underwritten secondary
   million of indebtedness and other liabilities.                        offering of all or some portion of their shares of
                                                                         Common Stock as soon as practicable after the
o  There are no terms in the Trust Preferred Securities                  effective date of the Conversion, subject to market
   or the Junior Subordinated Debentures that limit                      conditions.  The Corporation has agreed not to sell
   the Corporation's or its subsidiaries' ability to                     any additional shares of Common Stock prior to the
   incur additional indebtedness.                                        earlier of such initial secondary offering and the
                                                                         nine-month anniversary of the Conversion, except
o  The receipt of Trust Preferred Securities and cash                    the issuance of unregistered shares in connection
   by the holders of A Interests will be a taxable                       with acquisitions.  In addition, Lehman Brothers
   event.  The receipt of Trust Preferred Securities,                    Capital Partners I, L.P., an affiliate of Lehman/SDI
   Common Stock and cash by holders who hold both                        holding 5,788,124 B Interests, may distribute to its
   A Interests and B Interests will be a taxable event.                  partners the shares of Common Stock it receives as
                                                                         a result of the Conversion (a majority of which
o  Holders of A Interests currently have the right to                    shares would be freely tradeable immediately after
   vote as a class on mergers and together with the                      such distribution).  See "RESALE OF SECURITIES
   holders of B Interests on the sale of substantially                   -- Resales by Lehman Brothers and Management."
   all the assets of the Partnership, amendment of the
   Partnership Agreement, dissolution and removal of                  o  Certain provisions of Delaware law and the
   the General Partner.  The Trust Preferred Securities                  Corporation's organizational documents, as well as
   will not have these voting rights.                                    provisions of the Stockholders Agreement dated as
                                                                         of July 31, 1997 among the Corporation and
o  Holders of A Interests have no dissenters' or                         certain of its stockholders (the "Stockholders
   appraisal rights in the Conversion.  Therefore,                       Agreement") and the stockholder rights plan,
   holders of A Interests will not be entitled to receive                contain provisions that may reduce the likelihood
   cash payments from SunSource for the fair value of                    of a takeover of the Corporation that, if successful,
   their Interests if they dissent and the Conversion is                 might permit stockholders to receive a premium
   approved and consummated.                                             over the market price for the Common Stock.  See
                                                                         "DESCRIPTION OF CAPITAL STOCK."  Such
o  Prior to the Conversion, there has been no public                     provisions could also have a negative effect on the
   market for the Trust Preferred Securities.  Because                   market price of the Common Stock.
   the consideration received by the holders of A
   Interests includes $1.30 in cash for each A Interest,             o   A benefit to the partners of the General Partner of
   it is likely that .38 of a Trust Preferred Security                   the Conversion which is not shared by the limited
   received in respect of each A Interest will trade at                  partners is the elimination of liability, if any, of the
   prices below the market price of the A Interest                       partners of the General Partner for obligations and
   immediately prior to the Conversion.                                  liabilities of SunSource which occur after the
                                                                         Conversion.
o  The Corporation intends to list the Trust Preferred
   Securities on the New York Stock Exchange                         o   The fiduciary duties owed by the directors of the
   ("NYSE"). The Trust Preferred Securities may                          Corporation after the Conversion may be less than
   trade at prices that do not fully reflect the value of                those owed by the General Partner of the
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

------------------------------------------------------------------------------------------------------------------------------------
                RISKS TO HOLDERS OF A INTERESTS                                      RISKS TO HOLDERS OF B INTERESTS

   accrued but unpaid interest with respect to the                       Partnership before the Conversion, which may
   underlying Junior Subordinated Debentures. A                          result in decreased potential liability of the
   holder of Trust Preferred Securities that disposes of                 directors of the Corporation.
   its Trust Preferred Securities between record dates
   for payments of distributions (and consequently                    o  Certain members of management will receive
   does not receive a distribution from the Trust for                    accelerated payments under certain deferred
   the period prior to such disposition) will                            compensation plans of the Operating Partnership as
   nevertheless be required to include as ordinary                       a result of the Conversion. "See MANAGEMENT -- Change in
   income, accrued but unpaid interest on the Junior                     Control Arrangements."
   Subordinated Debentures through the date of
   disposition. Such holder will recognize a capital                  o  In addition to the factors noted above, an
   loss to the extent the amount realized with respect                   investment in SunSource (whether in partnership or
   to the Trust Preferred Securities is less than its                    corporate form) is subject to risks associated with
   adjusted tax basis. Subject to certain limited                        operating conditions, competitive factors, economic
   exceptions, capital losses cannot be applied to                       conditions, industry conditions and equity market
   offset ordinary income for United States federal                      conditions.
   income tax purposes.  See "CERTAIN FEDERAL
   INCOME TAX CONSEQUENCES -- Certain Tax
   Consequences of the Conversion to Holders of A
   Interests."

o  If a large number of holders of Trust Preferred
   Securities were to offer their securities for sale immediately after consummation of the Conversion, the market price of the Trust Preferred Securities could decline.

o A benefit to the partners of the General Partner of the Conversion which is not shared by the limited partners is the elimination of liability, if any, of the partners of the General Partner for obligations and liabilities of SunSource which occur after the Conversion.

o The General Partner currently owes fiduciary duties to the limited partners. The directors of the Corporation will not have fiduciary duties to the holders of Trust Preferred
   Securities after the Conversion.

o Certain members of management will receive accelerated payments under certain deferred compensation plans of the Operating Partnership as a result of the Conversion. See
   "MANAGEMENT -- Change in Control Arrangements."

o  In addition to the factors noted above, an investment in
   SunSource (whether in partnership or corporate form) is
   subject to risks associated with operating conditions,
   competitive factors, economic conditions, industry
   conditions and market conditions.
------------------------------------------------------------------------------------------------------------------------------------

      7. What are the reasons the General Partner believes the Conversion would be beneficial?

         The General Partner believes that the Conversion will provide SunSource and the holders of B Interests the following benefits:

         o Expansion of Potential Investor Base. Expand the base of potential investors in SunSource to include persons and institutional entities who do not typically invest in limited partnership securities. In addition, the General Partner anticipates that the Common Stock (as compared to Interests) will receive additional investor interest through increased review and evaluation by research analysts.

         o Conservation of Cash. The Corporation will conserve cash by the retention of the annual management fee of $3,330,000 and the retention of distributions on the General Partner's ownership in the Partnership and the Operating Partnership amounting to approximately $400,000 annually.

         o Tax Consequences to the Corporation. Although the Corporation will have to pay tax on its income, SunSource will conserve additional cash (i) because the interest payable on the Junior Subordinated Debentures, which will approximately equal the Priority Return currently paid on the A Interests, will be deductible for federal income tax purposes, resulting in a corporate tax benefit of approximately $4,900,000 annually and
                  (ii) because of the difference in rates between the B Tax Distribution, which will be eliminated, and the tax that will become payable by the Corporation. If the Conversion is not approved, the Priority Return would most likely be paid from net income after corporate income taxes after December 31, 1997.

         o Acquisition Currency. The Corporation will have greater flexibility to consummate acquisitions due to conservation of cash resources and the ability to use capital stock as acquisition currency.

         o Greater Access to Equity Markets. The Corporation will also have greater access to public and private equity capital markets at a potentially lower cost of capital.

         o Tax Reporting. Simplify and reduce costs of tax reporting for investors in SunSource.

         The General Partner also believes that the Conversion will provide the holders of A Interests with benefits in the form of the cash payment of $1.30, the continuation of the $1.10 distribution and the continuation of a tradeable security, and will simplify and reduce costs of tax reporting for holders. In addition, to the extent the benefits described above for the holders of B Interests strengthen the financial condition of the Corporation, there is greater assurance that the $1.10 of annual distributions will continue to be paid.

      8. What is the impact of the Conversion on earnings per B Interest?

         If the Conversion is approved, net income available to the Common Stock will be increased because the management fee of $3,330,000 and distributions on the General Partner's ownership in the Partnership and the Operating Partnership amounting to approximately $400,000 annually will be retained within the corporate family. The Corporation would also save approximately $4,900,000 per year in income taxes due to its ability to deduct from taxable income the interest paid on the Junior Subordinated Debentures. On the other hand, an additional 1,000,000 shares of Common Stock will be outstanding and held by the former owners of the General Partner Interests (Lehman Brothers and its affiliates, and management).

      9. What is the impact on earnings per share if the Conversion is not approved?

         If the Conversion is not approved, the Partnership's present intention is to continue to operate as a partnership, subject to tax as a corporation after December 31, 1997. Based on pro forma results for the twelve months ended December 31, 1996, SunSource would have generated net income of $0.205 per B Interest (after the reverse stock split) if the Partnership were to have converted to corporate form on January 1, 1996, but a net loss of $0.075 per B Interest (after the reverse stock split) if the Conversion were not approved and the Partnership were taxed as a corporation effective January 1, 1996. Of the $0.280 increase in earnings per B Interest in the pro forma results for the Conversion, $0.233 is attributable to the exchange of A Interests for Trust Preferred Securities and cash (and the tax benefits of the deduction of the interest payments on the related Junior Subordinated Debentures) and $0.047 is attributable to the retention of the General Partner's management fee and respective 1% ownership interests in the Partnership and the Operating Partnership in exchange for the issuance of 1,000,000 shares of Common Stock (after the reverse stock split). See"SPECIAL FACTORS --- Consequences if the Conversion is Not Approved."

         If the Conversion is not approved, tax distributions to B Interests would be eliminated after December 31, 1997 because there would be no taxable income allocated to the B Interests after that date.

     10. How was the allocation of value determined among the A Interests, B Interests, and the General Partner Interests?

         On June 12, 1996, the Board of Directors of Lehman/SDI appointed a Special Committee to review, evaluate and reach a determination with respect to the fairness of the terms of the Conversion to the limited partners, and to make a recommendation to the Board of Directors with respect to the Conversion. The Special Committee was authorized to retain its own legal counsel and financial advisor to assist them in their work.

         O. Gordon Brewer, Jr. and Ernest L. Ransome, III were appointed to serve on the Special Committee. Except for their directorship in Lehman/SDI, Inc. and membership on the Special Committee, the members of the Special Committee are not otherwise affiliated with SunSource, Lehman Brothers, or their affiliates. Their combined holdings of limited partnership interests are 8,000 A Interests and 6,000 B Interests.

         The Special Committee selected Dechert Price & Rhoads as its independent legal counsel and Smith Barney, Inc. to act as its independent financial advisor. The Special Committee, its advisors, and the General Partner had numerous meetings in the ensuing months for the purpose of negotiating the terms of the Conversion. On December 11, 1996, the Special Committee recommended to the Board of Directors that the terms of the Conversion were fair to the holders of the Partnership's A Interests and B Interests. The Board of Directors voted unanimously to accept the recommendation of the Special Committee. On June 19, 1997, the Special Committee unanimously determined to reaffirm its recommendation to the Board of Directors of Lehman/SDI based upon Smith Barney's updated written fairness opinion as of such date, a copy of which is included as Exhibit C to the Proxy Statement. See "SPECIAL FACTORS -- Allocation of Interests in the Conversion;" "-- Determinations of the Special Committee."

      11. Have any opinions as to the fairness of the Conversion been received?

         Yes. Smith Barney, Inc. delivered its written opinion to the Special Committee on December 10, 1996 to the effect that, as of such date based upon and subject to certain matters as stated therein, (i) the consideration to be received in the Conversion by the holders of A Interests is fair, from a financial point of view, to such holders,
         (ii) the consideration to be received in the Conversion by the holders of B Interests is fair, from a financial point of view, to such holders, and (iii) the General Partner consideration to be received in the Conversion is fair, from a financial point of view, to the holders of the A Interests and to the holders of the B Interests, respectively. See "SPECIAL FACTORS - Opinion of Smith Barney." A similar opinion was rendered by Smith Barney on June 19, 1997, a copy of which is included as Exhibit C to the Proxy Statement.

PH02/170278.5
                                       -7-

      12. Where will the Trust Preferred Securities and the Common Stock trade?

         The Trust Preferred Securities and the Common Stock are expected to be listed on the New York Stock Exchange.

      13. What will be the market values of the Trust Preferred Securities and the Common Stock?

         Smith Barney has not expressed any opinion as to what the values of the Trust Preferred Securities or Common Stock will actually be when issued to holders of A Interests or B Interests, respectively, nor as to the prices at which they will trade subsequent to the Conversion. There can be no assurance that holders will be able to sell their securities at favorable prices or that the trading prices for the securities will be comparable to the trading prices prior to the consummation of the Conversion. See "SPECIAL FACTORS - Opinion of Smith Barney."

         (a)  Trust Preferred Securities.

         Prior to the Conversion, there has been no public market for the Trust Preferred Securities. Because the consideration received by the holders of A Interests includes $1.30 in cash for each A Interest, it is likely that the Trust Preferred Securities received in respect of each A Interest will trade at prices below the market price of the A Interests immediately prior to the Merger. If a large number of holders of Trust Preferred Securities were to offer their securities for sale immediately after consummation of the Conversion, the market prices of the Trust Preferred Securities could decline substantially absent a corresponding demand for the securities from other investors.

         (b)  Common Stock.

         Prior to the Conversion there has been no public market for the Common Stock. The Common Stock received by the holders of B Interests could trade at prices substantially below the historical trading level of the B Interests (adjusted for the one-for-four reverse stock split) if a large number of holders of Common Stock were to offer their shares for sale shortly after the Conversion and there was an absence of corresponding demand for the Common Stock from institutional and retail investors.

         The Corporation has agreed to file registration statements for the sale of shares of Common Stock by Lehman/SDI, Inc. and certain of its affiliates (collectively, "Lehman Brothers") and, subject to certain limitations, by management, after the Conversion. Lehman Brothers and management have agreed to cooperate to execute an underwritten secondary offering of all or some portion of their shares of Common Stock as soon as practicable after the effective date of the Conversion, subject to market conditions. The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion, except in connection with certain acquisitions. In addition, Lehman Brothers Capital Partners I, L.P., an affiliate of Lehman/SDI, Inc. holding 5,788,124 B Interests, may distribute the shares of Common Stock it receives in the Merger (a majority of which shares would be freely tradeable immediately after such distribution) to its partners. See"RESALE OF SECURITIES - Resales by Lehman Brothers and Management."

         Issuances of additional shares of Common Stock or Preferred Stock by the Corporation could adversely affect the existing stockholders' equity interest in the Corporation and the market price of the Common Stock.

      14. What are the significant tax aspects of the Conversion to holders of limited partnership interests?

         For investors who hold only A Interests, the Conversion will be a taxable transaction. Gain or loss

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



         will be recognized in an amount equal to the difference between the sum of cash and the fair market value of Trust Preferred Securities received in the exchange and the exchanging holder's tax basis in the A Interests exchanged. Such gain or loss will be long-term gain or loss if the A Interests have been held for more than one year, except for a portion of the gain attributable to inventory items that will result in ordinary income. The General Partner believes that the distribution of $1.30 in cash per A Interest will be adequate to fund the tax liability for the great majority of holders of A Interests.

         For investors who hold only B Interests, the exchange should be tax-free under current tax law, except to the extent of any cash received in lieu of fractional shares. Any such cash should result in capital gain to the recipient, assuming the B Interests are held as capital assets.

         For investors who hold both A Interests and B Interests, the tax treatment is somewhat more complex. Generally, gain will be recognized on an aggregate basis in an amount equal to the lesser of (i) the difference between the sum of cash and the fair market value of the Trust Preferred Securities and Common Stock received in the exchange and the exchanging holder's aggregate tax basis in the A Interests and B Interests exchanged or (ii) the amount of cash and Trust Preferred Securities received in the exchange. Such gain should be treated as long-term capital gain provided that the A interests have been held for more than one year, except for a portion of the gain attributable to inventory items that will result in ordinary income. Losses generally would not be recognized but apportioned as part of the tax basis in the Trust Preferred Securities and Common Stock. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES - General Tax Treatment of the Conversion; -Certain Tax Consequences of the Conversion to Holders of B Interests; and Certain Tax Consequences of the Conversion to Holders of A Interests."

      15. Will dissenting holders of A Interests and B Interests be entitled to appraisal rights?

         No. If the limited partners approve the Conversion, all holders of Interests will be bound by such approval even though they, individually, may have voted against the Conversion.

      16. What impact does the Conversion have on voting rights?

         If the Conversion is approved, the A Interest holders will generally be exchanging limited partnership voting rights for corporate creditors' rights.

         If the Conversion is approved, the B Interest holders will be exchanging limited partnership voting rights for shareholder voting rights.

         The General Partner and its affiliates presently own 46.3% of the B Interests. After the Conversion, this ownership percentage will increase to 54.0% of the Common Stock. However, the General Partner and its affiliates have entered into a Stockholders Agreement that will effectively limit the voting power of Lehman Brothers and six senior executives to the respective voting powers they had immediately prior to the Conversion. See "DESCRIPTION OF CAPITAL STOCK - Stockholders Agreement."

      17. Who can I call for more information?

         In order to respond to your questions, SunSource has appointed D.F. King & Co., Inc. as the Information Agent for limited partners desiring additional information. You may call them toll free at

                                 1-800-488-8075.

         Please have your Proxy Card available when you call.

      18. What should I do if my Interests are held by a broker or bank?

         If your Interests are held for you by a broker or bank, only your broker or banker can vote your Interests and only after receiving specific voting instructions from you. Please sign and return the accompanying voting instruction form in the enclosed return envelope as soon as possible.

      19. How should I vote on the Conversion?

         You are urged to review the accompanying Proxy Statement/Prospectus carefully and consult with your personal financial and tax advisor before voting on the Conversion. In making your decision, you should consider that the General Partner urges you to vote "FOR" the adoption of the Conversion proposal.


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